Exhibit 10.1

AMENDMENT NO. 1
TO THE AARP HEARING CARE PROGRAM SERVICE AGREEMENT

This Amendment No. 1 to the AARP Hearing Care Program Service Agreement (“Amendment No. 1”) is entered into by and between AARP, Inc. (“AARP”), HearUSA, Inc. (“HUSA”) and AARP Services, Inc. (“ASI”) as of the 11th day of August, 2009. (AARP, HUSA and ASI are referred to herein as each a “Party” and collectively, the “Parties.”)

WHEREAS, the Parties entered into the Hearing Care Program Services Agreement, effective August 8, 2008, pursuant to which HUSA is to provide or arrange to provide through HUSA’s network of hearing care providers an AARP-branded discount hearing program (the “Program”) for the benefit of AARP Members (the “Services Agreement”); and

WHEREAS, in connection with the Services Agreement, HUSA and AARP entered into the AARP License Agreement, effective August 8, 2008 (the “License Agreement”), pursuant to which AARP granted to HUSA a license to use certain of AARP’s intellectual property in connection with the Program and HUSA agreed to make certain payments to AARP in consideration of that license; and

WHEREAS, on December 22, 2008, AARP and HUSA amended the License Agreement pursuant to Amendment No. 1 to the AARP License Agreement in order to delete the royalty provision therein and to undertake to negotiate a revised royalty compensation structure mutually agreeable to the parties; and

WHEREAS, contemporaneously with the execution of this Amendment No 1, AARP and HUSA are executing Amendment No. 2 to the AARP License Agreement to set forth the parties mutually agreeable changes to the License Agreement (as amended pursuant to such Amendment and Amendment No. 1 to the License Agreement, the “Amended License Agreement”); and

WHEREAS, in connection with the further amendment of the License Agreement, the Parties desire to amend certain terms of the Services Agreement in order to reflect changes in the Program (as amended hereby, the “Amended Services Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to amend the Services Agreement as follows:

1.	Section 3.3 shall be deleted and replaced with the following:

3.3	Program Roll Out. Subject to subparagraph (f) below, HUSA shall make the Program available to Members as follows:

(a)	By the end of 2009, the Program shall be available to Members through all the HUSA Centers and those participating audiologists that are members of the HUSA Network in Florida and New Jersey.

(b)	By the end of 2010, the Program shall be available to Members through those participating audiologists that are members of the HUSA Network in Illinois, Michigan, Pennsylvania, Indiana, Massachusetts, Arizona, Wisconsin, Washington, California, Georgia, Maryland, North Carolina, Virginia, Missouri, New York, Texas and Ohio.

(c)	By the end of 2011, the Program shall be available to Members through a combination of HUSA Centers and participating HUSA Network Providers in all fifty (50) U.S. States, the District of Columbia, and the five U.S. Territories.

(d)	HUSA will use commercially reasonable efforts to achieve the level of availability set forth in Sections 3.3(a), 3.3(b) and 3.3(c) above in less time but will not be deemed in breach of this Section 3.3 so long as the availability set forth in Sections 3.3(a) through (c) is achieved by the dates set forth in Sections 3.3(a), 3.3(b) and 3.3(c).

(e)	The Parties will cooperate with one another and will confer with one another on a quarterly basis to determine ways in which the roll out can be accelerated.

(f)	Notwithstanding the foregoing, the Parties acknowledge that certain state laws and regulations may preclude HUSA from making the Program available in such state in compliance with such laws and regulations. The Parties agree that in the event such laws preclude the Program, HUSA will be relieved from its obligation to make the Program available to Members in that state unless and until provision of the Program in such state is permitted under then applicable law.

2.	Section 3.6 shall be amended as follows:

The reference in Section 3.6(a) to Section 3.3(b) shall be replaced with “Section 3.3”.

The following shall be added to Section 3.6:

(d)	HUSA shall use commercially reasonable efforts to expand the number of HUSA Network Providers to 5,000 over the term of this Agreement. Once the Program provides Members access to HUSA Network Providers as contemplated in Section 3.3, HUSA shall use commercially reasonable efforts to sustain that number of HUSA Network Providers.

3.	Section 3.10 is amended by deleting references to “calendar year 2009” and substituting “calendar year 2010.”

4.	Section 3.11 shall be deleted and in its place shall appear: “Intentionally deleted.”.

5.	Section 3.12 shall be deleted and replaced with the following:

3.12	HUSA’s Annual Marketing Budget. Starting in calendar year 2010 and continuing annually for each calendar year during the Term, HUSA shall commit a minimum of $4.4 million per calendar year as the marketing budget for the Program. For calendar year 2009, HUSA’s minimum marketing budget shall be as set forth in a marketing plan for 2009 as shall be reasonably approved by ASI in performing its quality control function:.

6.	Section 3.37 shall be deleted and replaced with the following:

HUSA shall maintain a database of all products and manufacturer warranty terms. Upon early termination of this Agreement, HUSA shall provide ASI with a copy of such database in a format mutually agreed to by the Parties.

7.	Section 10.1 shall be deleted and replaced with the following:

10.1	Term. The term of this Amended Services Agreement shall commence on the Effective Date and shall expire at 12:00 midnight, Eastern Time on August 31, 2012, unless this Agreement is terminated earlier in accordance with its terms (the “Term”). This Agreement shall automatically terminate upon termination or expiration of the Amended License Agreement.

7.	Section 10.2 shall be deleted and in its place shall appear: “Intentionally deleted.”.

8.	Section 10.3 shall be amended as follows:

All references to “ninety (90) days” shall be deleted and “sixty (60) days” shall be substituted therefor.

The following language shall be added to Section 10.3:

A material breach by HUSA shall include, but not be limited to, (i) failure to make the Program available as described in Section 3.3 of this Agreement, (ii) failure to make the marketing budget expenditures as required under Section 3.12 of this Agreement, including allocation of 9.25% of those marketing expenses to the AARP General Program, and (iii) failure to pay the royalties required under Section 4 of the Amended License Agreement.

9.	Exhibit E is amended as set forth in the attached Exhibit E.

10.	Exhibit G is amended as set forth in the attached Exhibit G.

10.	Except for the above modifications, all other terms and conditions of the Hearing Care Program Services Agreement shall remain in full force and effect.

[signatures appear on the following page]

IN WITNESS WHEREOF, AARP, HUSA and ASI have caused this Amendment to be executed by their duly authorized representatives as Amendment No. 1 to the Services Agreement.

AARP

By:
Name:
Title:

HearUSA, Inc.

By:
Name:
Title:

AARP Services, Inc.

By:
Name:
Title:

EXHIBIT E

Program Products and Services

The Program is to include the following products and services:

1.	The evaluation/consultation fee is to be ninety dollars ($90.00) and shall include the following tests: (i) otoscopy, (ii) air conduction, (iii) bone conduction, (iv) speech audiometry, (v) comfortable listening level, and (vi) uncomfortable listening level.

2.	The hearing aid discount is to include hearing aid, fitting and service:

(a)	Hearing aids (directional microphones included in all products)

(i)	Basic: $1,280.00

(ii)	Economy: $1,600.00

(iii)	Mid-Level: $1,760.00

(iv)	Premium: $2,240.00

(v)	Ultimate: $2,600

(b)	Fitting protocol

(i)	REM/Sound Field

(ii)	Post-Fitting Assessment

(c)	Pricing for existing products shall be reviewed and adjusted annually to ensure the competitiveness of the Program.

(d)	Any new products and the pricing thereof shall be added to the Program quarterly.

3.	The Program shall offer products from a variety of manufacturers and a variety of brands within manufacturers’ lines.

4.	HUSA shall ensure that Providers and suppliers of hearing aids provide recipients of hearing aids with a limited warranty of three (3) years from date of order of the product. The warranty shall cover defects in materials and workmanship for thirty-six (36) months from date of order and shall include loss and damage replacement; provided, however, that the warranty only includes one loss or damage replacement per hearing aid in the three-year period. HUSA shall ensure that the termination or expiration of this Agreement will not affect the warranties for hearing aids ordered prior to the date of termination or expiration of this Agreement.

5.	HUSA will provide recipients of hearing aids with free batteries for three (3) years after date of order of the hearing aids. HUSA shall ensure that the termination or expiration of this Agreement will not affect a recipient’s right to free batteries for three years after date of order of the hearing aid if the aid is ordered prior to the date of termination or expiration of the Agreement.

6.	Subject to any differing requirements under applicable law, rules or regulations, HUSA shall insure that Providers provide recipients of hearing aids with a ninety (90) day return period. The return period will be ninety (90) days from date of order of the hearing aid. During that period, the recipient may return the product(s) at no charge. During the return period, the recipient may make unlimited visits to the dispensing office or, if recipient is out of the area of the dispensing office, to another HUSA center or network provider as arranged by HUSA. During the return period, HUSA will ensure that each hearing aid recipient has access to Aural Rehabilitation services in an approved format (book, DVD, Internet). HUSA shall ensure that the termination or expiration of this Agreement will not affect a recipient’s return period if the recipient ordered the hearing aid prior to the date of termination or expiration of the Agreement.

7.	HUSA shall offer, through its online store (ehearingshop.com), a variety of hearing aid accessories and assistive listening devices; including: (i) hearing aid batteries, (ii) carrying cases, and (iii) amplified telephones. Members will receive a 15% discount off the price of these accessories and devices sold through ehearingshop.com.

8.	Examination Reports. All Members requesting and receiving a hearing examination under the Program may receive a hearing care examination report from the Provider. HUSA shall specify to the Providers the information to be included in such examination reports. A sample of the format of such examination reports is attached hereto as Attachment 1.

9.	Medical Evaluation by Physician. The Program shall include in the test and evaluation protocol specific practice guidelines for determining the need to refer or recommend the Member for medical evaluation by a physician (otolarngologist/Ear Nose & Throat specialist or primary car physician) as appropriate.

10.	HUSA shall ensure that the assessment and rehabilitative protocols among the Provider locations, including HUSA Centers and the HUSA Network, are standardized.

11.	HUSA shall not offer mail order hearing aids.

12.	HUSA and ASI shall cooperate in developing enhancements to the HUSA quality standards and measures for the Program using industry-recognized and best practices criteria and processes.

13.	Provider Contract. HUSA shall submit to ASI’s for its written approval the form of contract to be used with HUSA Network Providers. If, during the Term of this Agreement, HUSA wants to modify the form provider contract, HUSA shall submit the modified form to ASI for its written approval before the modified form is used. Any such approval by ASI shall not be unreasonably withheld or delayed.

EXHIBIT G
HUSA Reporting Requirements

(a)	Royalty payment.

(b)	Customer service report

(i)	AARP Member utilization of the Program and the imputed savings attributable thereto; and

(ii)	Aggregate hearing products purchased and the imputed savings attributed thereto.

(c)	Marketing report — HUSA shall report response data associated with direct response activities. Data shall include campaign cost, number of AARP Members participating in the campaign, and, where available, number of Members that were directly contacted. The response data associated with direct response activities shall be provided to the MOW through the established MOW process.

(d)	Member access and satisfaction report as defined by ASI – HUSA shall also provide an electronic report in a format acceptable to ASI, which will identify the Providers and the

(i)	Utilization of the Program by Members; and

(ii)	Customer service issues and resolutions, including escalated customer service issues regarding the Program.

(e)	MSQS – HUSA shall provide a representative sample list of Program participants for the annual MSQS as requested by ASI. ASI will manage the MSQS.

(f)	Network utilization.

(g)	Geographic utilization.

(h)	Buyer profile report, with product trends and demographics.

(i)	Performance Standards and Measurements – HUSA shall provide a report as to whether it has satisfied the performance standards and measurements set forth in Exhibit F.

(j)	Compliance with reporting schedule and review.

(k)	Financial Reports

Reports will be provided by the 25th business day following the end of the month or quarter, as appropriate. HUSA shall provide ASI with a monthly report containing the information described in sections (b) through (d) and (f) through (k). HUSA shall provide ASI with a quarterly report containing the information described in section (a). HUSA and ASI will determine the appropriate frequency of the reporting of the information described in section (e).